Prospectus Supplement
Filed Under Rule 424(b)(3)

Registration No. 333-150878

*******************************

Prospectus Supplement No. 8 dated November 20, 2009
(to Prospectus dated September 19, 2008, as amended and restated April 30, 2009 and  supplemented May 8, 2009, May 15, 2009, July 7, 2009, August 17, 2009 and September 18, 2009)

HEALTH DISCOVERY CORPORATION

70,549,868 Shares of Common Stock to be issued upon exercise of Warrants
352,746 Shares of Common Stock

This prospectus supplement to the prospectus, dated September 19, 2008, as amended and restated April 30, 2009 and supplemented May 8, 2009, May 15, 2009, July 7, 2009, August 17, 2009 and September 18, 2009 relates to the resale of up to 70,549,868 shares of Health Discovery Corporation common stock to be issued upon the exercise of warrants and 352,746 shares of Health Discovery Corporation common stock, which are being offered for resale from time to time by the selling shareholders.

This prospectus supplement should be read in conjunction with the prospectus, dated April 30, 2009, as supplemented, which is to be delivered with this prospectus supplement.  The information in this prospectus supplement updates and supersedes certain information contained in the prospectus, dated April 30, 2009.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On November 16, 2009, Health Discovery Corporation filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-Q.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 10-Q

☒	Quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934
For the quarterly period ended September 30, 2009

☐	Transition report under Section 13 or 15(d) of the Exchange Act

For the transaction period from _____________ to _____________

Commission file number 333-62216

HEALTH DISCOVERY CORPORATION (Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	74-3002154 (IRS Employer Identification No.)

2 East Bryan Street, Suite #601 Savannah, Georgia 31401 (Address of principal executive offices)

912-443-1987 (Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since the last report)

Indicate by check mark whether the registrant:  (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for at least the past 90 days.  Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (check one):

Large Accelerated Filer ☐	Non-Accelerated Filer ☐

(do not check if a smaller reporting company)

Accelerated Filer ☐	Smaller Reporting Company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No  ☒

APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

Class:	Outstanding as of November 13, 2009

Common Stock, no par value	181,491,025

Series A Preferred Stock	0

Series B Preferred Stock	9,200,000

i

ii

PART I
FINANCIAL INFORMATION

Item 1.              Financial Statements

HEALTH DISCOVERY CORPORATION
Balance Sheet

Assets
	September 30,	December 31,
	2009 (unaudited)	2008
Current Assets
Cash	$669,550	325,887
Accounts Receivable, Less Allowance for Doubtful Accounts of $112,500 and $0	-	112,500
Prepaid Expenses and Other Assets	23,376	34,355
Total Current Assets	692,926	472,742

Equipment, Less Accumulated Depreciation of $17,708 and $25,947	12,553	14,888

Other Assets
Deferred Charges	25,328	-
Patents, Less Accumulated Amortization of $1,402,733 and $1,205,693	2,583,062	2,780,101

Total Assets	$3,313,869	3,267,731

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts Payable – Trade	$532,813	220,972
Accrued Liabilities	296,863	245,742
Deferred Revenue	34,304	57,153
Promissory Note Payable – Related Party	500,000	-

Total Current Liabilities	1,363,980	523,867

Deferred Revenue – Long Term	407,790	396,562

Total Liabilities	1,771,770	920,429

Commitments and Contingencies (Note J)

Stockholders’ Equity
Series A Preferred Stock, Convertible, Stated Value of $0.08 per Share,
7,437,184 Shares Authorized, Issued and Outstanding as of September 30, 2009 and December 31, 2008	594,975	594,975
Series B Preferred Stock, Convertible, 13,750,000 Shares Authorized, 7,500,000 Issued and Outstanding as of September 30, 2009, 0 Issued and Outstanding as of December 31, 2008	600,000	-
Common Stock, No Par Value, 300,000,000 Shares Authorized 169,522,590 Shares Issued and Outstanding as of September 30, 2009 and December 31, 2008	16,070,905	15,744,873
Accumulated Deficit	(15,723,781)	(13,992,546)

Total Stockholders’ Equity	1,542,099	2,347,302

Total Liabilities and Stockholders' Equity	$3,313,869	3,267,731

See accompanying notes to financial statements.

HEALTH DISCOVERY CORPORATION

Statements of Operations
(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Revenues:
Licensing	$16,216	$18,700	$49,121	$50,054

Cost of Revenues:
Internal Development	6,968	600	19,672	7,200

Gross Profit	9,248	18,100	29,449	42,854

Operating Expenses:
Amortization	65,679	65,680	197,039	197,040
Professional and Consulting Fees	167,620	261,826	601,016	586,825
Compensation	229,933	208,710	667,932	602,550
Other General and Administrative Expenses	160,040	104,490	287,883	367,077
Total Operating Expenses	623,272	640,706	1,753,870	1,753,492

Loss From Operations	(614,024)	(622,606)	(1,724,421)	(1,710,638)

Other Income (Expense)
Interest Income	1,456	6,459	3,869	35,983
Interest Expense	(10,321)	(253)	(10,683)	(735)
Total Other Income (Expense)	(8,865)	6,206	(6,814)	35,248

Net Loss	$(622,889)	$(616,400)	$(1,731,235)	$(1,675,390)

Weighted Average Outstanding Shares	169,522,590	169,136,052	169,522,590	169,058,744

Loss Per Share	$(.00)	$(.00)	$(.01)	$(.01)

See accompanying notes to financial statements.

HEALTH DISCOVERY CORPORATION
Statements of Cash Flows
(unaudited)
For the Nine Months Ended September 30, 2009 and 2008

	Nine Months	Nine Months
	Ended	Ended
Cash Flows From Operating Activities	September 30, 2009	September 30, 2008
Net Loss	$(1,731,235)	$(1,675,390)
Adjustments to Reconcile Net Loss to Net Cash
Used by Operating Activities:
Stock-based Compensation	197,331	75,515
Services Exchanged for Warrants	128,701	188,817
Depreciation and Amortization	201,839	200,827
Decrease in Accounts Receivable	-	112,500
Increase in Allowance for Doubtful Accounts	112,500
Increase in Deferred Charges	(25,328)	-
(Increase) Decrease in Interest Receivable	(156)	1,106
Decrease in Deferred Revenue	(11,621)	(47,031)
(Increase) Decrease in Prepaid Expenses and Other Assets	11,135	(9,284)
Increase (Decrease) in Accounts Payable – Trade	311,841	(26,418)
Increase in Accrued Liabilities	51,121	113,800
Net Cash Used by Operating Activities	(753,872)	(1,065,558)

Cash Flows From Investing Activities:
Purchase of Equipment	(2,465)	(12,720)

Net Cash Used by Investing Activities	(2,465)	(12,720)

Cash Flows From Financing Activities:
Proceeds from Sales of Preferred B Stock	600,000	-
Proceeds from Borrowing	500,000	-

Net Cash Provided by Financing Activities	1,100,000	-

Net Increase (Decrease) in Cash	343,663	(1,078,278)

Cash, at Beginning of Period	325,887	1,648,439

Cash, at End of Period	$669,550	$570,161

Supplemental disclosures of cash flow information:
Cash Paid for Interest	$601	$735

See accompanying notes to financial statements.

HEALTH DISCOVERY CORPORATION

Notes to Financial Statements

Note A - BASIS OF PRESENTATION

Health Discovery Corporation (the “Company”) is a molecular diagnostics company that has acquired certain patents and has patent pending applications for certain machine learning tools used for diagnostic and drug discovery.  The Company licenses the use of its patent protected technology and utilizes such technology internally to develop diagnostic tests, prognostic tests, drug monitoring tests and drug targets for therapeutic use, and sells or licenses such discoveries to diagnostic or pharmaceutical companies worldwide.

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (GAAP).  In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements.  Actual results could differ significantly from those estimates.

The interim financial statements included in this report are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented.  All such adjustments are of a normal recurring nature.  The results of operations for the period ended September 30, 2009 are not necessarily indicative of the results of a full year’s operations and should be read in conjunction with the financial statements and footnotes included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

Recent Accounting Pronouncements

ASC topic 105 incorporates the July 2009, FASB issuance of SFAS No. 168, Codification and the Hierarchy of Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification (the “Codification” or “ASC”) and supersedes all existing accounting standards as the single source of authoritative non-governmental U.S. GAAP.  All other accounting literature not included in the Codification is considered non-authoritative, except for additional authoritative rules and interpretive releases of the SEC and applicable only to SEC registrants.  The Codification is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation.  This statement applies beginning in the third quarter 2009.  All accounting references have been updated, and therefore SFAS references have been replaced with ASC references.

Effective beginning our second quarter 2009, the Financial Instruments Topic, Accounting Standards Codification (ASC) 825-10-65-1 requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports. These additional disclosures had no material impact on the Company’s financial statements.

In December 2007, the FASB issued Codification No. 810, Non-controlling Interests in Consolidated Financial Statements ("ASC 810"), which requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. We adopted ASC 810 on June 28, 2009, and the adoption did not have a material impact on our financial position and results of operations.

In November 2008, the FASB issued Codification No. 323, Equity Method Investment Accounting Considerations ("ASC 323"). ASC 323 clarifies accounting for certain transactions and impairment considerations involving the equity method, including initial measurement, decrease in investment value and change in level of ownership or degree of influence. ASC 323 is effective on a prospective basis for fiscal years beginning on or after December 15, 2008. We adopted ASC 323 on June 28, 2009, and the adoption did not have an impact on our financial statements.

In May 2009, the FASB issued ASC 855, Subsequent Events, which establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before the financial statements are issued. We adopted this standard and have provided the new disclosures as required in Note I.

In June 2009, the FASB issued ASC 810, Consolidations, to improve financial reporting by enterprises involved with variable interest entities by addressing (1) the  elimination of the qualifying special-purpose entity concept  and (2) constituent concerns about the application of  accounting and disclosures which do not provide timely and useful information about an enterprise’s involvement in a variable interest entity. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2009, with earlier adoption prohibited. We are currently assessing the potential impacts, if any, on our consolidated financial statements.

HEALTH DISCOVERY CORPORATION

Notes to Financial Statements, continued

Note A - BASIS OF PRESENTATION, continued

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value.  This update provides clarification for the fair value measurement of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available. ASU also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  This update is effective for interim periods beginning after August 28, 2009. We do not expect the adoption of this standard to have a material effect on our financial position or results of operations.

Note B – REVENUE RECOGNITION

Revenue is generated through the sale or license of patented technology and processes and from services provided through development agreements.  These arrangements are controlled by contracts that dictate responsibilities and payment terms.  The Company recognizes revenues as earned over the duration of a license agreement or upon the sale of any owned patent once all contractual obligations have been fulfilled.  Revenue is earned under development agreements in the period the services are performed.

The Company received $150,000 in cash in February 2009 in connection with two licensing agreements completed in the first quarter of 2009. Deferred revenue of $150,000 was recorded and will be recognized as income over the 15 year remaining term of the underlying patents.  The Company treats the incremental direct cost of revenue arrangements, which consists principally of employee bonuses and legal fees, as deferred charges and such incremental direct costs are amortized to expense using the straight-line method over the same term.

The Company established an allowance for uncollectible accounts in the amount of $112,500 as a result of a client company’s bankruptcy filing.  The account receivable had been originally recorded in connection with a long-term license agreement, for which revenue was deferred to be recognized over the term of the agreement.  Accordingly, the Company recorded the allowance for uncollectible accounts as a reduction in deferred revenue.

Deferred revenue represents the unearned portion of payments received in advance for licensing agreements.  The Company had total unearned revenue of $442,094 as of September 30, 2009.  Unearned revenue of $34,304 is recorded as current and $407,790 is classified as long-term.

Note C - NET LOSS PER SHARE

Basic Earnings Per Share (“EPS”) includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity.  Due to the net loss in all periods presented, the calculation of diluted per share amounts would create an anti-dilutive result and therefore is not presented.

Note D - STOCK-BASED COMPENSATION AND OTHER OUTSTANDING DERIVATIVE SECURITIES

Stock-based expense included in our net loss for the three months and nine months ended September 30, 2009 consisted of $254,577 and $386,032 respectively in compensatory stock, warrants and options for professional consulting services, directors fees and compensation.  Stock-based expense included in our net loss for the three months and nine months ended September 30, 2008 was $66,253 and $264,332 respectively.

As of September 30, 2009 and September 30, 2008, there was approximately $250,366 and $595,141, respectively, of unrecognized cost related to stock option and warrant grants.  The cost is to be recognized over the remaining vesting periods with a weighted average of approximately one year.

HEALTH DISCOVERY CORPORATION

Notes to Financial Statements, continued

Note D - STOCK-BASED COMPENSATION AND OTHER OUTSTANDING DERIVATIVE SECURITIES, continued

The following schedule summarizes combined stock option and warrant information for the nine months ended September 30, 2009 and the twelve months ended December 31, 2008:

	Option and Warrant Shares	Weighted Average Exercise Price
Outstanding, January 1, 2008	162,599,644	$0.17
Granted	8,750,000	$0.08
Exercised	-	-
Expired un- exercised	(42,572,000)	$0.21

Outstanding, December 31, 2008	128,777,644	$0.16
Granted	5,000,000	$0.08
Exercised	-	-
Expired un-exercised	(12,800,000)	$0.13

Outstanding, September 30, 2009	120,977,644	$0.15

The following schedule summarizes combined stock option and warrant information as of September 30, 2009:

Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Number Exercisable	Weighted Average Remaining Contractual Life (years) of Exercisable Warrants

$0.08	14,300,000	7.9	5,800,000	7.8
$0.11	500,000	0.3	500,000	0.3
$0.13	2,500,000	2.3	2,500,000	2.3
$0.14	52,138,822	0.9	52,138,822	0.9
$0.19	51,538,822	0.9	51,538,822	0.9
Total	120,977,644		112,477,644

The weighted average remaining life of all outstanding warrants and options at September 30, 2009 is 1.8 years.  As of September 30, 2009, the aggregate intrinsic value of options and warrants outstanding is $286,000.

See Note I – Subsequent Events for further information regarding warrant exercises since September 30, 2009.

Note E - PATENTS

The Company has acquired and developed a group of patents related to biotechnology and certain machine learning tools used for diagnostic and drug discovery. Legal costs associated with patent acquisitions and the application process for new patents are also capitalized as patent assets. The Company has recorded as other assets $2,583,062 in patents and patent related costs, net of $1,402,733 in accumulated amortization, at September 30, 2009.

HEALTH DISCOVERY CORPORATION

Notes to Financial Statements, continued

Note E - PATENTS, continued

Amortization charged to operations for the three months and nine months ended September 30, 2009 and 2008 was approximately $65,680 and $197,039, respectively.  The weighted average amortization period for patents is 14 years.  Estimated amortization expense for the next five years is $262,720 per year.

Note F – PROMISSORY NOTE PAYABLE

On June 30, 2009, the Company issued a secured promissory note to a director of the Company in the amount of $500,000.  The note contains an 8% annual interest rate and is due on January 4, 2010.  The note is completely repayable by the Company at any time without any related fees or penalties and payment on the note may be accelerated by the holder upon an Event of Default (as defined in the note).  The note is secured by certain intellectual property and other assets of the Company.  See Note I – Subsequent Events for further information regarding payment of this promissory note since September 30, 2009.

Note G – STOCKHOLDERS’ EQUITY

On March 30, 2009, we filed Articles of Amendment (the “Second Amendment”) with the Secretary of State of the State of Georgia to amend our Articles of Incorporation.  The Second Amendment sets forth the rights and preferences of the Series B Preferred Stock, including the right to receive dividends, including special dividends, the right to vote on matters presented to holders of common stock, a preference right in the event of liquidation, and the right to convert the Series B Preferred Stock into common stock provided sufficient unissued and unreserved shares of common stock exist.  The Second Amendment was authorized by the Board of Directors on March 20, 2009.

During the fourth quarter of 2009 the Board of Directors authorized the increase in the number of shares constituting the Series B Preferred Stock to 20,625,000.  Pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), as of September 30, 2009 we sold to individual investors 7,500,000 shares of Series B Preferred Stock for $600,000.  In connection with the Purchase Agreement, as amended, the Company may issue up to an additional 13,125,000 shares of Series B Preferred Stock.  The Series B Preferred Stock may be converted into common stock of the Company on a one for one basis at the option of the holder, without the payment of additional consideration by the holder.  The conversion ratio is subject to adjustments for certain events, such as stock splits or stock dividends, and is only available so long as the Company has a sufficient number of authorized shares to allow for the exercise of all of its outstanding warrants and options.  The shares of Series B Preferred Stock must be converted into Common Stock of the Company upon the demand by the Company after the fifth anniversary of the date of issuance.  The Series B Preferred Stock will not be immediately registered under either federal or state securities laws and must be held until a registration statement covering such securities is declared effective by the Securities and Exchange Commission or an applicable exemption applies. See Note I – Subsequent Events for further information regarding non-binding commitments for the purchase of additional shares of Series B Preferred Stock received since September 30, 2009.

On April 29, 2009, the Company entered into an employment agreement with R. Scott Tobin.  Mr. Tobin will serve as the Company’s President and General Counsel.  Pursuant to the terms of the employment agreement, Mr. Tobin was granted an option to purchase an aggregate of 4,500,000 shares of the Company’s common stock at an exercise price of $0.08.  One million of the options vested immediately and the rest vest over an eighteen (18) month period provided that the Company attains certain performance metrics, as more fully described in the Option Award. The Option Award was valued at $175,331 and is expensed over a period of time approximating the vesting period.

Also during the second quarter of 2009, in connection with his appointment to the Company’s Board of Directors, the Company granted Dr. Joseph McKenzie an option to purchase 500,000 shares of the Company’s common stock. The options vest 250,000 shares every six months, have an exercise price of $0.08, and expire on April 29, 2015. This option grant was valued at $28,292 and is expensed over a period of time approximating the vesting period.

HEALTH DISCOVERY CORPORATION

Notes to Financial Statements, continued

Note H – GOING CONCERN

The accompanying financial statements have been prepared in conformity with principles of accounting applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  Limited revenue has been earned since inception.  The Company’s ability to continue as a going concern is dependent, among other things, on its ability to control certain costs and obtain new contracts to eventually attain a profitable level of operations.

The Company is licensing the technology underlying several of its patents and providing supporting services related to the application of such technology that is resulting in modest, at this time, ongoing revenue. The Company’s plan to have sufficient cash to support operations is comprised of generating revenue through licensing its significant patent portfolio, providing services related to those patents, and obtaining additional equity or debt financing.  The Company has been and continues to be in meaningful discussions with a variety of parties, which if successful, may result in additional revenue generation, as further described in Item 2 below.  In the meantime, the Company maintains a cash conservation program.

Note I – SUBSEQUENT EVENTS

Since September 30, 2009, the Company has sold 2,200,175 shares of Series B Preferred Stock on the same terms described in Note – G Stockholders Equity.  In addition, since September 30, 2009, the Company has received non-binding commitments from certain accredited investors to purchase 7,452,500 shares of Series B Preferred Stock for $596,200.

Warrants representing 2,250,000 shares have been exercised. The total gross proceeds to the Company is $315,000.

In addition, as previously reported on our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in connection with our 2007 private placement, we issued warrants to purchase 51,538,822 shares of restricted common stock at an exercise price of $0.14 (the “Tranche 1 Warrants”). Pursuant to the terms of the Tranche 1 Warrants, the holders must exercise fifty percent of the Tranche 1 Warrants if the market price for the Company’s common stock is $0.17 for a period of thirty consecutive calendar days, which occurred on November 6, 2009, or forfeit the right to acquire those shares.  On November 7, 2009, we exercised our call rights under certain of the Tranche 1 Warrants.  As a result, the holders of the Tranche 1 Warrants who received the Company’s call notice must purchase 16,012,464 shares of restricted common stock or forfeit an equal number of Tranche 1 Warrants.  As of November 13, 2009, 6,241,928 shares of our common stock have been purchased in connection with the Company’s call of the Tranche 1 Warrants, and we have received $873,869.92 in gross proceeds from the purchase of the common stock.  We  have also received non-binding commitments to purchase 1,697,142 shares for gross proceeds of $237,599.88.  By November 19, 2009, all holders of the remaining Tranche 1 Warrants who received the Company’s call notice will have had to elect whether to exercise the portion of the Tranche 1 Warrants called by the Company.

On November 4, 2009, as a result of the trading value of our common stock exceeding $0.12 per share for a period of 30 consecutive calendar days, the outstanding shares of Series A Preferred Stock converted by its terms into 7,437,184 shares of common stock.

On November 11, 2009, the Company paid in full the outstanding balance of the $500,000 secured promissory note to a director of the Company with a total payment of $514,437, thus eliminating any collateral obligations on the Company's intellectual property or other assets.

As a result of the foregoing activities, the Company’s cash on hand as of November 13, 2009 is approximately $2,100,000.

Note J – COMMITMENTS

The Company received letters from an investor in the Company’s 2007 private placement (“2007 Private Placement”), claiming, among other things, that its anti-dilution rights received in the 2007 Private Placement had been triggered by various amendments to the vesting provisions of outstanding warrants and that, as a result, it is entitled to receive additional shares of Company common stock for no additional consideration.  While the Company

HEALTH DISCOVERY CORPORATION

Notes to Financial Statements, continued

Note J – COMMITMENTS, continued

denies the allegations and believes they are without merit, if the investor’s position is correct, the Company may be required, among other things, to issue approximately 98,500,000 shares to such investor, and, if all of the other investors in the 2007 Private Placement sought the same remedy, the Company may be required to issue approximately 739,000,000 shares in the aggregate. Issuing such shares of common stock would cause substantial dilution to existing shareholders and would exceed the number of the Company’s authorized shares of common stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Corporate Overview

Our Company is a molecular diagnostics company that uses advanced mathematical techniques to analyze large amounts of data to uncover patterns that might otherwise be undetectable.  Our Company operates primarily in the emerging field of personalized medicine where such tools are critical to scientific discovery.  Our primary business consists of licensing our intellectual property and working with prospective customers on the development of varied products that utilize pattern recognition tools.  We also endeavor to develop our own product line of newly discovered biomarker-based diagnostic tests that include human genes and genetic variations, as well as gene, protein, and metabolite expression differences and image analysis.  In drug discovery, biomarkers can help elicit disease targets and pathways and validate mechanisms of drug action.  They may also be pharmacodynamic indicators of drug activity, response and toxicity for use in clinical development.

We intend to continue partnering with clinical laboratories to commercialize our clinical diagnostic tests and to provide pharmaceutical and diagnostic companies with all aspects of all phases of diagnostic and drug discovery, from expert assessment of the clinical dilemma to proper selection and procurement of high quality specimens.  Through the application of our proprietary analytical evaluation methods and state-of-the-art computational analysis to derive relevant and accurate clinical data, we intend to identify accurate biomarker and pathway discoveries, resulting in patent protection of our biomarker discoveries for future development.

Our business is based on the belief that to discover the most clinically relevant biomarkers the computational component must begin at the inception of the clinical dilemma to be solved.  This process includes several critical levels of decision-making - all of which are part of our business strategy.  We intend to identify more relevant and predictable biomarkers for drug discovery so that new and better medicines and diagnostic markers can be developed for patients worldwide.

Operational Activities

The Company actively markets its technology and related developmental expertise to several prospects in the healthcare field, including some of the world’s largest corporations in the pharmaceutical, biotech, and life sciences industries.  Given the scope of some of these prospects, the sales cycle can be quite long, but management believes that these marketing efforts will produce favorable results.

On January 30, 2009, we entered into a license agreement with Abbott Molecular Inc. (“Abbott”), pursuant to which the Company granted Abbott a worldwide, exclusive, royalty-bearing license for in-vitro diagnostic rights to develop and commercialize reagent test kits for the Company’s prostate cancer molecular diagnostic tests in both biopsy tissue and urine.  We also granted Abbott a worldwide, royalty bearing, co-exclusive license (co-exclusive with Quest Diagnostics Incorporated (“Quest”)) for developing and commercializing a Laboratory Developed (“LDT”) urine based molecular diagnostic test for clinically significant prostate cancer, which could be commercialized in a clinical laboratory and sold directly to physicians for their patients.  In addition, we granted Abbott a worldwide, royalty bearing, co-exclusive license (co-exclusive with Clarient, Inc.) for developing and commercializing a tissue-based LDT for clinically significant prostate cancer, which could be commercialized in a clinical laboratory and sold directly to physicians for their patients.

In February 2009, Abbott paid to us a one-time initial signing fee of $100,000.  On August 7, 2009, Abbott reimbursed us $100,000 in development costs as required by the license agreement.  In addition, with respect to the products subject to the license (the “Products”), Abbott will pay milestone payments to us upon achievement of the following events:  $250,000 upon completion of Phases 1 and 2 as described in the FDA Submission Plan; $250,000 upon completion of Phases 3 and 4 as described in the FDA Submission Plan; $500,000 upon submission of either a 510(k) or Pre Market Approval (“PMA”) submission to the FDA; and $500,000 upon the receipt of a written notification by the FDA of the approval of the applicable 510(k) or PMA submission.  We will also receive royalty payments of 10% of Abbott’s Net Sales for the Products with medical utility claims for use on prostate biopsy tissue samples, and 5% of Abbott’s Net Sales for the Products with medical utility claims for use on urine samples.  We will also receive royalty payments on the urine-based LDTs equal to 10% of Abbott’s Net Sales for the tests performed on prostate biopsy tissue and 5% of Abbott’s Net Sales for tests performed on urine samples.  In addition to the royalty payments, with respect to the urine based products, Abbott will also pay us certain amounts upon the achievement of certain milestones as follows:  after the sale of 50,000 tests in a calendar year, a milestone payment of $200,000; after a sale of 200,000 tests in a calendar year, a milestone payment of $750,000; and after a sale of 500,000 tests in a calendar year, a milestone payment of $1,500,000.  “Net Sales” is equal to Abbott’s gross revenue less 5%, subject to adjustments as described in the license.

On January 30, 2009, we entered into a license agreement with Quest, pursuant to which the Company granted to Quest a non-exclusive, royalty bearing license for developing and commercializing a urine-based LDT for clinically significant prostate cancer which could be commercialized and sold by Quest’s clinical laboratories directly to physicians for their patients.  In consideration of granting the license to Quest, Quest paid a license fee to the Company and will pay running royalty payments, certain milestone payments, and development fees.

The Company is continuing to advance the development of the urine based prostate cancer test. The Company is pleased with the data and results completed to date.  We continue to progress towards the goal of commercialization of the urine-based prostate cancer test at Quest and with Abbott, as well as, an in-vitro diagnostic test (IVD test kits) offered for sale by Abbott.  Upon regulatory approval sought by Abbott, the individual in-vitro diagnostic test kits could be sold to additional national, regional and local clinical laboratories, as well as hospital, academic and physician laboratories around the world.  Prostate cancer is the second-leading cause of cancer death in men, second to lung cancer.  The National Cancer Institute (NCI) estimates that more than 186,000 new cases of prostate cancer will be diagnosed in the U.S. in 2008, with more than 28,660 deaths.  There are approximately 50 million PSA tests performed worldwide each year, half of which are performed in the U.S.  The PSA test sells in the U.S. national clinical laboratories for approximately $100 per test.  In a peer-reviewed paper recently published in the New England Journal of Medicine, the PSA test was shown to be an ineffective prostate cancer screening test, leaving open the opportunity for a better test to replace the PSA test as a screening tool for prostate cancer.  The Company’s prostate cancer test was the subject of a peer-reviewed paper published in the August 2009 edition of UroToday International, a respected international urology journal.

In August 2008, we entered into a licensing agreement with Smart Personalized Medicine, LLC, a company founded by our former director and current Senior Advisor, Dr. Richard Caruso. Under the terms of this agreement, work will be done to attempt to develop a breast cancer prognostic test using our SVM technology in collaboration with a prominent cancer research hospital. In exchange for a license to use our SVM technology, we received a 15% equity position in Smart Personalized Medicine, LLC (which will remain undiluted unless and until there is at least $5 million in investment from other investors in Smart Personalized Medicine, LLC) and a per test royalty up to 7.5% based on net proceeds received by Smart Personalized Medicine, LLC from the sale of the new breast cancer prognostic test.   Smart Personalized Medicine, LLC recently signed a license agreement with the same research hospital and is now in discussions with a national clinical laboratory for developing and commercializing a new state-of-the-art prognostic test for breast cancer.  Smart Personalized Medicine, LLC has now started the development of the SVM-based prognostic test for breast cancer on tissue biopsy specimens.  Smart Personalized Medicine, LLC believes that there is a possibility the new breast cancer test can be ready for clinical laboratory commercialization within the next twelve months.  An estimated 221,000 women are diagnosed with breast cancer in the United States each year, and one in eight U.S. women will have breast cancer in her lifetime. Breast cancer is the most common cancer among women and the second-largest cancer killer among women. Currently, the breast cancer prognostic market is projected to be about $300 to $400 million.  Smart Personalized Medicine, LLC expects that its new SVM-based prognostic test for breast cancer can provide physicians and their patients a way to better determine the probability of relapse, allowing patients with good prognosis results an opportunity to avoid unnecessary expensive and traumatic chemotherapy treatments.

In July 2008, the Company and DCL Medical Laboratories LLC, a full-service clinical laboratory focused on women’s health, entered into a development and license agreement for the collaborative development and commercialization of SVM-based computer assisted diagnostic tests for the independent detection of ovarian, cervical and endometrial cancers. Through the application of the advanced technology of pattern recognition, this new SVM-based system is intended to further improve the sensitivity of the Pap Smear test and augment the recent improvements of computer guided screening that have already significantly improved detection rates. In addition, images and interpretative data from this new SVM-based system may now be transmitted electronically, thus allowing remote review and collaborative interpretation.  The Company has now completed development of most of the individual modules for the SVM-based computer assisted diagnostic test for the analysis of cervical cells in Pap Smears and has implemented a large number of image processing operations using various spatial, spectral, morphological, statistical, and other techniques. The Company is currently finalizing development of the interface software to read and interpret the Pap Smear scans. The Company has completed development of a suite of features and custom kernels, and additional methods are being developed to address the specific challenges in reading and interpreting Pap Smears. The Company has SVM software for final development and commercialization of HDC’s Pap Smear Reader.  The project is now entering the system integration phase, and the Company hopes to have this Automated Pap Smear Interpretation Diagnostic Test in pre-commercialization validation studies by the end of 2009. Cervical cancer is one of the most common cancers among women throughout the world, with more than 11,000 primary diagnoses and over 3,700 cancer related deaths annually. The Pap Smear, as cervical cancer screening, represents a market of more than 1.7 billion women worldwide with approximately 50 million Pap Smear tests currently being performed annually in the U.S.  When completed, the HDC SVM-based computer assisted diagnostic test for the analysis of cervical cells in Pap Smears could be implemented via the Internet for automated interpretation worldwide. Pursuant to the development and license agreement, HDC will own any developed intellectual property and DCL will have a sole use license relating to applications and new mathematical tools developed during the course of the development and license agreement. Dr. Hanbury, one of our directors, is currently a shareholder of DCL.

On July 31, 2007, we announced our alliance and licensing agreement with Clarient, Inc. for development of a new molecular diagnostic test for prostate cancer based on our discovered prostate cancer biomarker signature. Under the terms of that agreement, as amended, Clarient obtained a non-exclusive license to make, use and sell any Licensed Product in the Field of Use within the Licensed Territory with respect to both the commercial reference laboratory field and the academic and research fields. During 2008, we and Clarient successfully completed all phases of the clinical trial process with the hope of achieving the statistical significance necessary to validate the ability to commercialize a test. Results from both the Phase I, Phase II and Phase III double-blinded clinical validation studies now completed at Clarient demonstrated a very high success rate for identifying the presence of Grade 3 or higher prostate cancer cells (clinically significant cancer), as well as normal BPH (benign prostatic hyperplasia) cells. On November 6, 2008, we announced that the RT-PCR assay for the four genes comprising the Company’s recently commercialized gene-based molecular diagnostic test for prostate cancer, which is currently available at Clarient’s Clinical Laboratory, can be successfully used in urine samples for gene testing. The study, completed in collaboration with a prominent cancer research hospital, demonstrated that the gene expression of all four genes comprising the molecular signature for clinically significant prostate cancer could be detected in urine samples spiked with as few as 50 prostate cancer cells. Clarient commercially launched its new gene expression test for prostate cancer in the first quarter of 2009, which is a Licensed Product under the agreement, as amended. This new test is available through Clarient’s PATHSiTETM virtual reporting tool and accessible to Clarient’s entire pathology network.  HDC will receive 10% royalty on each test performed.

In January 2007, SVM Capital, LLC was formed as a joint venture between HDC and Atlantic Alpha Strategies, LLC (“Atlantic Alpha”) to explore and exploit the potential applicability of our SVM technology to quantitative investment management techniques. Atlantic Alpha has over thirty years of experience in commodity and futures trading. SVM Capital has made significant progress since the formation of the joint venture.  SVM Capital has developed a machine learning based software system for analysis and prediction of stock market data. The system is completely data driven. It applies innovative technologies developed by SVM Capital that are capable of adapting advanced machine learning methods to the highly non-stationary systems commonly presented by the financial data. A preliminary software system was implemented for trading the four major indices. An analysis on the historical data was conducted for the period of January 1970 to December 2008. The SVM Capital system produced an average annual return of 19.81%, with an annualized alpha of 17.67% compared to the S&P 500 index rate of return of only 5.83% for the same time period. SVM Capital began a program of real-time live trading in November 2008. SVM Capital is now exploring opportunities to create and market an investment fund specifically utilizing the SVM Capital quantitative algorithm for making the investment decisions. SVM Capital expects to charge a management fee and a performance fee related to its investment activities. Depending on the level of its success, this venture can be profitable given its reliance on cost effective use of computer technology and ready access to efficient trading platforms.

Management believes that our research agreement with a leading biotech company to develop an SVM-based diagnostic test to help interpret flow cell cytometry data for a particular medical condition has resulted in a successful proof of concept.  These findings were presented during the first quarter of 2008 and the due diligence process has accelerated to confirm our findings for that particular condition and determine other applications within flow cytometry.  Because the contract expired by its terms, we are now in discussion with other companies to commercialize these applications.  These discussions remain pending, as during the third quarter management focused its efforts primarily on its urine based prostate cancer test and breast cancer initiatives.

We continue our dialogue with several other important industry players in the healthcare field and, in certain situations, related to the field of molecular diagnostics, including proposed projects with some of the world’s largest pharmaceutical and diagnostic companies, such as the potential development and commercialization of our colon cancer molecular diagnostic test with an international diagnostics company, and other prospective partnership opportunities with additional companies and research institutions.  We also continue to pursue development opportunities with our existing licensing customers.

The Company has recognized revenue of $600,916 from inception through September 30, 2009 and has deferred revenue yet to be recognized of $442,094 as of September 30, 2009.  Aggregate receipts created by its patent portfolio to date are $1,043,010.

While we have a number of negotiations in process with potential licensing partners, there is a possibility that we will be unable to reach agreement with any party, that the negotiations continue but are not finalized in the near term, or that those that may be finalized do not provide the economic return that we expect.

Effective September 1, 2009, the Company entered into an employment agreement with John Norris, who will serve as the Company’s Chief Operating Officer.  Mr. Norris will be responsible for business development, primarily creating new strategic partnerships, licenses and contracts to complement the Company’s existing agreements with Quest Diagnostics, Abbott Molecular, Pfizer, Bruker and Clarient. Mr. Norris’ employment agreement has an initial term of four months. Mr. Norris will receive a monthly salary of $10,000. If Mr. Norris’ employment is terminated without Cause, as defined in the employment agreement, or if Mr. Norris terminates the employment agreement for Good Reason, as defined in the employment agreement, then Mr. Norris will receive as severance the amount of his base salary for the remainder of the term of the employment agreement. If the employment agreement is otherwise terminated, Mr. Norris is not eligible to receive severance, and will only receive his base salary accrued up to the effective date of the termination and reimbursement of expenses, if any. The employment agreement also generally provides that Mr. Norris will keep confidential information confidential and that he will not compete with us in our business nor solicit our customers or employees for a period of ninety days following termination of employment.

Intellectual Property Activities

In July 2009, the U.S. Patent and Trademark Office issued a notice of allowance of the Company’s application covering an alternative method of feature selection that reduces the number of support vectors to create a sparse-SVM that can be used to generate a codebook for identifying patterns in data, including applications to signal compression.  With the issuance of these patents, the Company now holds the exclusive rights to 38 issued U.S. and foreign patents covering uses of SVM and FGM technology for discovery of knowledge from large data sets.

In addition, the Company recently received notice that in September 2008, the Indian Patent Office issued the Company’s patent covering a computer implemented method for processing multiple data sets using SVMs.  Counterparts to this patent have been issued in eight other countries, including the U.S.

Three Months Ended September 30, 2009 Compared with Three Months Ended September 30, 2008

Revenue

For the three months ended September 30, 2009, revenue was $16,216 compared with $18,700 for the three months ended September 30, 2008.  Revenue is recognized for licensing and development fees over the period earned.  This revenue is primarily related to the amortization of deferred revenue resulting from prior licensing agreements.

Cost of Revenues and Gross Margin

Internal development costs of $6,968 were recorded as cost of sales for the third quarter 2009 compared with $600 for the third quarter of 2008.  Cost of revenues includes all direct costs, primarily wages and research fees, associated with the acquisition and development of patents and processes sold.  All direct costs, including some professional fees associated with licensing negotiations, are also included in cost of revenues.

Operating and Other Expenses

Amortization expense was $65,679 for the third quarter of 2009 compared to $65,680 for the comparable 2008 period. Amortization expense relates primarily to the costs associated with filing patent application and acquiring rights to the patents.

Professional and consulting fees, primarily legal and accounting, totaled $167,620 for the third quarter of 2009 compared with $261,826 for the third quarter of 2008.  The decrease is due to the reduced use of outside legal counsel because of the hiring of Mr. Tobin.

Compensation of $229,933 for the third quarter of 2009 was higher than the $208,710 reported for the third quarter of 2008.  Compensation increased due to the higher charge for option awards in 2009 and the addition of executive personnel in 2009.

Other general and administrative expenses increased to $160,040 for the third quarter of 2009 compared to $104,490 for the third quarter of 2008.  The increase was due primarily to additional expenses incurred for travel and costs related to attending conferences and meetings.

Loss from Operations

The loss from operations for the third quarter of 2009 was $614,024 compared to $622,606 for the third quarter of 2008.  This reduced loss was due to reduced costs primarily in the area of professional and consulting fees.

Other Income and Expense

Interest income was $1,456 for the third quarter of 2009 compared to $9,459 in 2008.  Interest income decreased because the Company had less cash on hand to invest throughout the third quarter of 2009.

Interest expense of $10,321 in the third quarter of 2009 was higher than the $253 recorded in the third quarter of 2008 due to interest payable on the promissory note issued June 30, 2009.

Net Loss

The net loss for the third quarter of 2009 was $622,889 compared to $616,400 for the second quarter of 2008.  The increased loss was due to the net increase in other expenses.

Net loss per share was $0.00 for both the third quarter of 2009 and 2008.

Nine Months Ended September 30, 2009 Compared with Nine Months Ended September 30, 2008

Revenue

For the nine months ended September 30, 2009, revenue was $49,121 compared with $50,054 for the nine months ended September 30, 2008.  Revenue is recognized for licensing and development fees over the period earned.  This revenue is primarily related to the amortization of deferred revenue resulting from prior licensing agreements.

Cost of Revenues and Gross Margin

Internal development costs of $19,672 were recorded as cost of sales for the nine months ended September 30, 2009 compared with $7,200 for the comparable 2008 period.  Cost of revenues includes all direct costs, including wages and research fees and some professional fees associated with licensing negotiations associated with the acquisition and development of patents and processes sold.

Operating and Other Expenses

Amortization expense was approximately $197,040 for both the nine months ended September 30, 2009 and 2008. Amortization expense relates primarily to the costs associated with filing patent application and acquiring rights to the patents.

Professional and consulting fees, primarily legal and accounting, totaled $601,016 for the nine months ended September 30, 2009 compared with $586,825 for the same 2008 period.  The increase is due to the increase in the Company share price as it relates to stock based compensation for Scientific Advisory Board members.

Compensation of $667,932 for the nine months ended September 30, 2009 was higher than the $602,550 reported for the comparable 2008 period. Compensation increased due to the hiring of additional personnel and the cost of option awards.

Other general and administrative expenses decreased to $287,883 for nine months ended September 30, 2009 compared to $367,077 for the comparable 2008 period.  The decrease was due primarily to a reduction in the charge for director’s warrants.

Loss from Operations

The loss from operations for the nine months ended September 30 2009 was $1,724,421 compared to $1,710,638 for the previous year.  This increased loss was due to increased costs primarily associated with professional and consulting fees.

Other Income and Expense

Interest income was $3,689 for the nine months ended September 30, 2009 compared to $35,983 in 2008.  Interest income decreased because the Company had less cash on hand to invest throughout 2009.

Interest expense of $10,683 in 2009 was higher than the $735 recorded for 2008 due to interest payable on the promissory note dated June 30, 2009.

Net Loss

The net loss for the nine months ended September 30, 2009 was $1,731,235 compared to $1,675,390 for the nine months ended September 30, 2008.  The increased loss was due to the increased loss from operations as previously described.

Net loss per share was $0.01 for both 2009 and 2008.

Liquidity and Capital Resources

At September 30, 2009, the Company had $669,550 in available cash and total current liabilities of $1,363,980.  Current liabilities includes the $500,000 promissory note payable, which the Company has subsequently paid.  As a result of the proceeds from the exercise of our warrants and the non-binding commitments of potential investors to purchase the additional shares of the Series B Preferred Stock as further described in Subsequent Events, we believe we have sufficient resources to meet all of our current obligations.  Our net loss for the nine months ended September 30, 2009 was $1,731,235.  However, cash used by operating activities for the nine months ended September 30, 2009 was $753,872, and the net loss is favorably offset by net non-cash charges to operations and adjustments of $977,363, which did not require the use of cash. Cash used by investment activities was $2,465 due to the acquisition of fixed assets.  Cash provided by financing activities was $1,100,000, comprised of the sale of Series B Preferred Stock for $600,000 and the issuance of note (the “Promissory Note”) to Joseph McKenzie, a director and long term shareholder of the Company dated June 30, 2009 in the amount of $500,000.

On January 30, 2009, we entered into a license agreement with Abbott, pursuant to which the Company granted Abbott a worldwide, exclusive, royalty-bearing license for in-vitro diagnostic rights to develop and commercialize reagent test kits for the Company’s prostate cancer molecular diagnostic tests in both biopsy tissue and urine.  Upon regulatory approval, these individual test kits could be sold to national, regional and local clinical laboratories, as well as hospital, academic and physician laboratories around the world.

We also granted Abbott a worldwide, royalty bearing, co-exclusive license (co-exclusive with Quest) for developing and commercializing a “laboratory developed” urine based molecular diagnostic test for clinically significant prostate cancer which could be commercialized and sold directly to physicians for their patients in a clinical laboratory.

We also granted Abbott a worldwide, royalty bearing, co-exclusive license (co-exclusive with Clarient, Inc.) for developing and commercializing a “laboratory developed” biopsy tissue based molecular diagnostic test for clinically significant prostate cancer which could be commercialized and sold directly to physicians for their patients in a clinical laboratory.

In February 2009 in connection with the licensing agreement, Abbott paid to us a one-time initial signing fee of $100,000.  In addition, with respect to the Products, Abbott will pay milestone payments outlined above.

On January 30, 2009, we entered into a license agreement with Quest pursuant to which the Company granted to Quest a non-exclusive, royalty bearing license for developing and commercializing a “laboratory developed” urine based molecular diagnostic test for clinically significant prostate cancer which could be commercialized and sold by Quest’s clinical laboratories directly to physicians for their patients.  In consideration of granting the license to Quest, Quest paid a license fee to the Company and will pay running royalty payments, certain milestone payments, and development fees.

We previously reported that we were marketing our SVM Portfolio for non-medical applications for sale pursuant to an agreement with Patent Profit International (“PPI”), a Silicon Valley-based patent brokerage firm.  While we continue to consider our options with respect to the sale of some or all of the patents in our SVM Portfolio, our efforts remain focused on the licensing efforts described above and on revenue generation.

As noted above, on June 30, 2009, we issued the Promissory Note for $500,000. The Promissory Note contains an 8% annual interest rate and is due on January 4, 2010.  The Promissory Note is completely repayable by the Company at any time without any related fees or penalties, and payment on the Promissory Note may be accelerated by the holder upon an Event of Default (as such term is defined in the Promissory Note).  The Promissory Note is secured by certain intellectual property and other assets of the Company.   The proceeds of the Promissory Note will be used for general working capital purposes. This short term debt financing is intended to serve as a bridge to anticipated future licensing revenues in a manner which is not dilutive to shareholders. See Subsequent Events for information regarding the pre-payment of the Promissory Note.

On August 7, 2009, Abbott reimbursed the Company $100,000 in development costs as required by the license agreement.

The Company, pursuant to a Securities Purchase Agreement, the Company sold 7,500,000 shares of Series B Preferred Stock, for $600,000 during the second and third quarter of 2009.  The Series B Preferred Stock may be converted into Common Stock of the Company at the option of the holder, at a price of $0.08 per share (subject to adjustment) so long as the Company has a sufficient number of authorized shares to allow for the exercise of all of its outstanding derivative securities, and without the payment of additional consideration by the holder.  The Shares of Series B Preferred Stock must be converted into Common Stock of the Company upon the demand by the Company after the fifth anniversary of the date of issuance.  The Series B Preferred Stock will not be immediately registered under either federal or state securities laws and must be held until a registration statement covering such securities is declared effective by the Securities and Exchange Commission or an applicable exemption applies.

The following table summarizes the due dates of our contractual obligations.

	Total	1 Year Or Less	More than 1 Year
Deferred Compensation	$45,250	$42,250	$-
Office Lease	15,669	15,669	$-
Promissory Note & Interest Due	510,082	510,082	$-
Total	$568,001	$568,001	$-

The Company has relied primarily on equity and debt financing for liquidity.  The Company produced sales, licensing, and developmental revenue starting in late 2005 and must continue to do so in order to generate sufficient cash to continue operations.  The Company’s plan to have sufficient cash to support operations is comprised of generating revenue through licensing its significant patent portfolio, providing services related to those patents, and obtaining additional equity or debt financing.  The Company has been and continues to be in meaningful discussions with a variety of parties, which if successful may result in significant revenue, as further described above.  In the meantime, the Company maintains a cash conservation program.

Subsequent Events

Since September 30, 2009, the Company has sold 2,200,175 shares of Series B Preferred Stock on the same terms described in Note – G Stockholders Equity.  Since September 30, 2009, the Company has received non-binding commitments from certain accredited investors to purchase 7,452,500 shares of Series B Preferred Stock for an additional $596,200.

Warrants representing 2,250,000 shares have been exercised. The total gross proceeds to the Company is $315,000.

In addition, as previously reported on our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in connection with our 2007 private placement, we issued warrants to purchase 51,538,822 shares of restricted common stock at an exercise price of $0.14 (the “Tranche 1 Warrants”). Pursuant to the terms of the Tranche 1 Warrants, the holders must exercise fifty percent of the Tranche 1 Warrants if the market price for the Company’s common stock is $0.17 for a period of thirty consecutive calendar days, which occurred on November 6, 2009, or forfeit the right to acquire those shares.  On November 7, 2009, we exercised our call rights under certain of the Tranche 1 Warrants.  As a result, the holders of the Tranche 1 Warrants who received the Company’s call notice must purchase 16,012,464 shares of restricted common stock or forfeit an equal number of Tranche 1 Warrants.  As of November 13, 2009, 6,241,928 shares of our common stock have been purchased in connection with the Company’s call of the Tranche 1 Warrants, and we have received $873,869.92 in gross proceeds from the purchase of the common stock.  We  have also received non-binding commitments to purchase 1,697,142 shares for gross proceeds of $237,599.88.  By November 19, 2009, all holders of the remaining Tranche 1 Warrants who received the Company’s call notice will have had to elect whether to exercise the portion of the Tranche 1 Warrants called by the Company.

On November 4, 2009, as a result of the trading value of our common stock exceeding $0.12 per share for a period of 30 consecutive calendar days, the outstanding shares of Series A Preferred Stock converted by its terms into 7,437,184 shares of common stock.

On November 11, 2009, the Company paid in full the outstanding balance of the $500,000 secured promissory note to a director of the Company with a total payment of $514,437, thus eliminating any collateral obligations on the Company's intellectual property or other assets.

As a result of the foregoing activities, the Company’s cash on hand as of November 13, 2009 is approximately $2,100,000.

Also, in November, 2009, the United States Patent and Trademark Office granted Patent No. 7,617,163 to HDC for its SVM-based method for analysis of spectral data. Spectral data are generated by instruments including mass spectrometers, which are widely used for detection of chemical properties of materials that can be analyzed based on their atomic or molecular weights, optical detectors, such as infrared telescopes and laser analyzers, audio signal analyzers, and medical testing systems, such as EEG and ECG analysis. The claims of the new patent cover the direct analysis of spectral data using SVMs, which represents a significant improvement over earlier methods that required identification and extraction of individual peaks in the spectra, which was frequently a manual operation, before any analysis could occur.  A continuation patent application covering a variation of the same method has been allowed by the U.S. Patent Office and should issue in early 2010.

A second patent issuing in November 2009, Patent No. 7,624,074, is a continuation of Patent No. 7,318,051, which issued in 2008.  This newest patent covers a variation of the previously-patented feature selection technique that can be used in conjunction with or as an alternative to HDC’s patented recursive feature elimination method (RFE-SVM). The claims of the new patent cover a process for minimizing the number of non-zero parameters of the system, then ranking the features based upon their success in correctly classifying the data.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that provide financing, liquidity, market or credit risk support or involve leasing, hedging or research and development services for our business or other similar arrangements that may expose us to liability that is not expressly reflected in the financial statements.

Forward-Looking Statements

This Report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934, including or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this Report, the words “estimate,” “project,” “intend,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this Report, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this Report speak only as of the date of this Report as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements which are not historical facts are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the failure to successfully develop a profitable business, delays in identifying customers, and the inability to retain a significant number of customers, as well as the risks and uncertainties described in “Risk Factors” section to our Annual Report for the fiscal year ended December 31, 2008, filed on March 31, 2009.

Item 1A.	Risk Factors.

We previously reported that we were marketing our SVM Portfolio for non-medical applications for sale pursuant to an agreement with Patent Profit International (“PPI”), a Silicon Valley-based patent brokerage firm.  While we continue to consider our options with respect to the sale of some or all of the patents in our SVM Portfolio, our efforts remain focused on the licensing efforts described above and on revenue generation.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

During the second and third quarters of 2009, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), we sold 7,500,000 shares of Series B Preferred Stock for $600,000 in cash.  The Series B Preferred Stock may be converted into Common Stock of the Company at the option of the holder, at a price of $0.08 per share (subject to adjustment) so long as the Company has a sufficient number of authorized shares to allow for the exercise of all of its outstanding derivative securities, and without the payment of additional consideration by the holder. The shares of Series B Preferred Stock must be converted into Common Stock of the Company upon the demand by the Company after the fifth anniversary of the date of issuance. The Series B Preferred Stock will not be immediately registered under either federal or state securities laws and must be held for at least six months from the time they are issued or until a registration statement covering such securities is declared effective by the Securities and Exchange Commission or other applicable exemption applies.  The shares of Series B Preferred Stock were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Based on the information provided by each of the investors, all investors qualify as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).  The proceeds will be used for general working capital purposes.  There were no underwriters in connection with either of these transactions, and there were no underwriting discounts or commissions.  The Company paid a finder $21,000 for identifying several of the investors.  The net proceeds from the offering is $579,000.

Item 4T.	Controls and Procedures.

As of September 30, 2009 (the “Evaluation Date”), our Chief Executive Officer and our President and General Counsel, who is also serving as our Principal Financial Officer, carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Based upon this evaluation, our Chief Executive Officer and Principal Financial Officer concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed in the reports that are filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the Securities and Exchange Commission’s rules and forms and that our disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management including our Chief Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the Company’s disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the company to disclose material information otherwise required to be set forth in the Company’s periodic reports.

The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  As of the Evaluation Date, no changes in the Company’s internal control over financial reporting occurred that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

Item 5.	Other Information.

On November 13, 2009, we filed Amended and Restated Articles of Amendment (the "Restated Amendment") with the Secretary of State of the State of Georgia to amend our Articles of Incorporation. The Restated Amendment amends the Articles of Amendment filed by the Company on March 30, 2009, which had set forth the rights and preferences of the Series B Preferred Stock, by increasing the number of shares constituting the Series B Preferred Stock to 20,625,000 and adjusting the percentage of Net Revenue subject to the Special Dividend (as each is defined in the Restated Amendment) to maintain the amount of the  Special Dividend payable to holders of the Series B Preferred Stock.  The Restated Amendment was authorized by the Board of Directors on November 12, 2009.  A copy of the Restated Amendment is attached to this Quarterly Report on Form 10-Q as Exhibit 3.1.

On November 14, 2009, the Board of Directors appointed Scott Tobin, the Company’s President and General Counsel, to serve as the Company’s Principal Financial Officer.

Item 6.	Exhibits.

The following exhibits are attached hereto or incorporated by reference herein (numbered to correspond to Item 601(a) of Regulation S-K, as promulgated by the Securities and Exchange Commission) and are filed as part of this Form 10-Q:

3.1	Amended and Restated Articles of Amendment to Articles of Incorporation dated November 13, 2009.

10.1	Employment Agreement between the Company and John A. Norris, dated as of September 1, 2009. Incorporate by reference to Exhibit 10.1 to Form 8-K filed September 18, 2009.*

31.1	Rule 13a-14(a)/15(d)-14(a) Certifications of Chief Executive Officer.

31.2	Rule 13a-14(a)/15(d)-14(a) Certifications of Principal Financial Officer.

32.1	Section 1350 Certification of Chief Executive Officer and Principal Financial Officer.

*	Management contract or compensatory plan or arrangement

SIGNATURES

In accordance with the requirement of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Health Discovery Corporation
Registrant

Date: November 16, 2009	/s/ Stephen D. Barnhill
Printed Name: Stephen D. Barnhill M.D.
Title: Chief Executive Officer

Date: November 16, 2009	/s/ R. Scott Tobin
Printed Name: R. Scott Tobin
Title: President, General Counsel and Principal Financial Officer

Exhibit 3.1

Amended and Restated

Articles of Amendment

to

Articles of Incorporation

of

Health Discovery Corporation

1. The name of the corporation is Health Discovery Corporation.

2. The Articles of Incorporation of Health Discovery Corporation are hereby amended to insert a new Section 2B – Series B Preferred Stock, as follows:

Section 2B.  Series B Preferred Stock

1.	Designation.

The shares of such series shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 20,625,000.

2.	Dividend Rights.

Subject to the rights of the Series A Holders, the Series B Preferred Stock shall have the following dividend rights:

(a)   Annual Dividends:  The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) other than with respect to the Series A Preferred Stock unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $0.08 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B Original Issue Price”).

(b)   The Series B Preferred Stock shall also accrue dividends at the rate of 10% of the Series B Original Issue Price per year, which shall be satisfied by the fifth anniversary of the issuance of such shares of the Series B Preferred Stock (the “Original Issue Date”) by the Corporation’s issuance of the number of shares of Common Stock equal to such accrued dividends divided by the average closing price of the Corporation’s Common Stock as reported on the Over-the-Counter-Bulletin Board or other exchange on which the Corporation’s Common Stock trades during the prior ten business days or by the payment of cash, as the Company may determine in its sole discretion. Subject to the limitations set forth in this Section 2(b) and applicable law, as long as the Series B Preferred Stock remain outstanding, the Company shall pay the holders of the Series B Preferred Stock a special dividend equal to 15% of Company Net Revenue collected beginning with the Original Issue Date and ending on the date the Series B Preferred Stock cease to be outstanding (the “Cash Bonus”).  Company Net Revenue will include, but not be limited to, revenue derived from development fees, license fees and royalties paid to the Company and revenue collected as a result of the sale of any asset of the Company or distributions from SVM Capital, LLC (each a “Revenue Contract”), but shall not include the proceeds of any capital infusions from the exercise of outstanding options or warrants or as a result of any capital raise undertaken by the Company.  At any time following the Original Issue Date, the Company may satisfy the special dividend right in its entirety if the aggregate payments made to the Series B Holders is equal to that value which provides an internal annual rate of return of twenty percent (20%) on the Series B Preferred Stock.  The maximum Cash Bonus to be paid each year shall be the aggregate Series B Original Issue Price, and no amounts in excess of such amount shall accrue or carry-over to subsequent years.  The term “Company Net Revenue” means gross revenues collected under the Revenue Contracts, reduced by the amount of any out-of-pocket costs or expenses that are directly related to obtaining, negotiating or documenting the Revenue Contracts and the performance of such Revenue Contracts, regardless of when such expenses were incurred; provided, however, no portion of the general Company overhead, including the salaries of Company employees, shall reduce Company Net Revenue unless any such cost or expense is an explicit element of a Revenue Contract.  The amount of any dividends shall be reduced proportionately if the maximum number of shares of Series B Preferred Stock are not sold in this offering and as shares of Series B Preferred Stock cease to remain outstanding and shall be limited to the Series B Original Issue Price.  No dividends will be made if, after the payment of such dividend, the Company would not be able to pay its debts as they become due in the usual course of business, or the Corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved, to satisfy the preferential rights upon the dissolution to shareholders whose preferential rights are superior to those receiving the dividend.

3.	Voting Rights.

Each share of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation and each share shall have a number of votes equal to the same number of shares of Common Stock into which it is then convertible.  Except as otherwise provided herein, in any other amendment to the Articles of Incorporation of the Corporation creating a series of Preferred Stock or any similar stock, or by law, the holders of Series A Preferred Stock, Series B Preferred Stock, Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

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4.	Liquidation Rights.

(a)   Payments to Holders of Series B Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subsequent to the payment of the Series A Liquidation Amount to the Series A Holders, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its shareholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to the greater of (i) two times the Series B Original Issue Price, plus any accrued but unpaid dividends, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)   Payments to Holders of Junior Stock.  After the payment of all preferential amounts required to be paid to the Series B Holders and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series B Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its shareholders as otherwise set forth in this Articles of Incorporation.

(c)   Deemed Liquidation Events.

(i)   The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 4 (a “Deemed Liquidation Event”), unless the holders of a majority of the Series B Preferred Stock elect otherwise by written notice given to the Corporation at least five (5) days prior to the effective date of any such event:

(A)   a merger, consolidation or share exchange in which

(1)   the Corporation is a constituent party, or

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(2)   a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation or share exchange, except any such merger, consolidation or share exchange involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation or share exchange continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger, consolidation or share exchange at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or share exchange, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 4(c)(i), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger, consolidation or share exchange or upon conversion of Convertible Securities outstanding immediately prior to such merger, consolidation or share exchange shall be deemed to be outstanding immediately prior to such merger, consolidation or share exchange and, if applicable, converted or exchanged in such merger, consolidation or share exchange on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B)   the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)   The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 4(c)(i)(A)(I) above unless the agreement or plan of merger, consolidation or share exchange provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4(a) and 4(b) above.

(iii)   In the event of a Deemed Liquidation Event pursuant to Subsection 4(c)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the Georgia Business Corporation Code within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each Series B Holder no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series B Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount.  In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  Prior to the distribution or conversion provided for in this Subsection 4(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

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(iv)   The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

5.	Optional Conversion Rights.

(a)   The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i)   Right to Convert.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, so long as there are a sufficient number of unissued and unreserved shares of Common Stock outstanding to allow for the exercise of all of the Corporation’s outstanding derivative securities, the Series A Preferred Stock, and the Series B Preferred Stock, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.08 by the Series B Conversion Price (as defined below) in effect at the time of conversion.  The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price.  Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

(ii)   Mechanics of Optional Conversion.

(A)   In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

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(B)   All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(C)   Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(b)   Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)   Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the “Original Series B Issue Date”) effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Corporation shall at any time or from time to time after the Original Series B Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 5(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(d)   Adjustment for Common Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Original Series B Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution to holders of Common Stock payable in additional shares of Common Stock, in each such event the Series B Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this Section 5(d) to reflect the actual payment of such dividend or distribution.

(e)   Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Series B Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(f)   Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Original Series B Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series B Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

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(g)   Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series B Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock at the holder’s address as shown in the Corporation’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series B Conversion Price at the time in effect, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

(h)   Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, any Deemed Liquidation Event, or any redemption, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such voluntary or involuntary dissolution, liquidation or winding up, Deemed Liquidation Event, or redemption is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such voluntary or involuntary dissolution, liquidation or winding up, Deemed Liquidation Event, or redemption.

6.	Mandatory Conversion.

(a)   Subject to and in compliance with the provisions of Section 5 and this Section 6, at the election of the Corporation at any time on or after the fifth anniversary of the Series B Original Issue Date each share of Series B Preferred Stock will be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.08 by the Series B Conversion Price in effect at the time of conversion.  No payment of additional consideration by the holder thereof shall be required upon such conversion.

(b)   All holders of record of shares of Series B Preferred Stock shall be given written notice of the mandatory conversion and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 6.  Such notice need not be given in advance.  Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Georgia Business Corporation Code, to each record holder of Series B Preferred Stock.  Upon receipt of such notice, each holder of shares of Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6(b).  Upon such conversion, all outstanding shares of Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the mandatory conversion and the surrender of the certificate or certificates for Series B Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect to any fraction of a share of Common Stock otherwise issuable upon such conversion.

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(c)   All certificates evidencing shares of Series B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the mandatory conversion, be deemed to have been retired and cancelled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  Such converted Series B Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

7.	Ranking.

The Series B Preferred Stock shall, with respect to dividend rights and distribution of assets on liquidation, dissolution or winding up of the Corporation, rank (a) junior to, the Series A Preferred Stock with respect to dividend rights and distribution of assets on liquidation, dissolution or winding up of the Corporation and (b) senior to any other stock of the Corporation, including the Common Stock.

8.	General Provisions.

(a)   Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of the Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

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(b)   Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(c)   Notices. Any notice required by the provisions of this Article shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to shareholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(d)   No Dilution or Impairment. The Corporation shall not amend the Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

(e)   No Reissuance of Series B Preferred Stock.  Any shares of Series B Preferred Stock which is redeemed or otherwise acquired (by purchase or otherwise) by the Corporation will be canceled and not be reissued, sold or transferred.

(f)   Stock to be Issued Upon Conversion.  The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest applicable Series B Conversion Price in effect at the time.  The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

(g)   Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Series B Preferred Stock that is being converted, in which case no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

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3.   These Amended and Restated Articles of Amendment were adopted by the Board of Directors of the Corporation on November 12, 2009.

4.   Pursuant to authority vested in the Board of Directors of the Corporation by its Articles of Incorporation and pursuant to the provisions of Section 14-2-602 of the Georgia Business Corporation Code, the Board of Directors of the Corporation adopted these Amended and Restated Articles of Amendment.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Amendment to be executed by its duly authorized officer this 13th day of November, 2009.

HEALTH DISCOVER CORPORATION

By:	/s/ R. Scott Tobin
Name: R. Scott Tobin
Title: President and General Counsel

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EXHIBIT 31.1
CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Stephen D. Barnhill, certify that:

1.   I have reviewed this quarterly report on Form 10-Q of Health Discovery Corporation (the “Registrant”);

2.   Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.   Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.   The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(f)) for the Registrant and have:

a)   designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)   designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)   evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)   disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting;

5.   The Registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

e)   all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

f)   any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: November 16, 2009	/s/ Stephen D. Barnhill
Stephen D. Barnhill, M.D.
Chief Executive Officer

EXHIBIT 31.2
CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, R. Scott Tobin, certify that:

1.   I have reviewed this quarterly report on Form 10-Q of Health Discovery Corporation (the “Registrant”);

2.   Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.   Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.   The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(f)) for the Registrant and have:

a)   designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)   designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)   evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)   disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting;

5.   The Registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a)   all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b)   any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: November 16, 2009	/s/ R. Scott Tobin
R. Scott Tobin
Principal Financial Officer

EXHIBIT 32.1
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that this Quarterly Report on Form 10-Q for the period ended September 30, 2009 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

This 16th day of  November, 2009.

/s/ Stephen D. Barnhill
Stephen D. Barnhill, M.D.
Chief Executive Officer

/s/ R. Scott Tobin
R. Scott Tobin
Principal Financial Officer